UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2014

FTD Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35901	32-0255852
(State or Other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3113 Woodcreek Drive

Downers Grove, Illinois 60515

(Address of Principal Executive Offices) (ZIP Code)

Telephone: (630) 719-7800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

As previously announced, concurrent with the signing of the Stock Purchase Agreement, dated July 30, 2014 (the “Stock Purchase Agreement”), by and among FTD Companies, Inc. (“FTD” or the “Company”), Liberty Interactive Corporation (“Liberty”) and Provide Commerce, Inc., an indirect wholly owned subsidiary of Liberty (“Provide Commerce”), FTD entered into a financing commitment letter (as amended, amended and restated, supplemented or otherwise modified, the “Commitment Letter”) with Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC (“WF Securities”), and subsequently by joinder to the Commitment Letter, BMO Harris Bank, N.A., Bank of Montreal and Compass Bank.  The Commitment Letter provided, on the terms and subject to the conditions set forth in the Commitment Letter, for a new term loan facility to be added to FTD’s existing $350 million revolving credit facility under the Credit Agreement, dated as of July 17, 2013 (the “2013 Credit Agreement”), by and among FTD, Interflora British Unit (“Interflora”), the material wholly-owned domestic subsidiaries of FTD party thereto as guarantors, the financial institutions party thereto from time to time, Bank of America Merrill Lynch and WF Securities, as joint lead arrangers and book managers, and Bank of America, as administrative agent for the lenders.  The Commitment Letter further provided the conditions for a revolving loan advance (the “Acquisition Advance”) under the 2013 Credit Agreement in connection with the closing of the acquisition of Provide Commerce pursuant to the Stock Purchase Agreement (the “Transaction”), which advance would be used to finance the cash portion of the Transaction purchase price.

On September 19, 2014, FTD entered into the First Amendment to Credit Agreement (the “Credit Agreement Amendment”), among FTD, Interflora, the guarantors party thereto, the lenders party thereto (the “Lenders”), and Bank of America, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  The Credit Agreement Amendment amended and restated the 2013 Credit Agreement in its entirety (as amended and restated, the “Amended and Restated Credit Agreement”).  Among other things, the Amended and Restated Credit Agreement provides for a term loan in an aggregate principal amount of $200 million (the “Term Loan”) and the conditions for the Acquisition Advance.  The interest rate for borrowings under the Amended and Restated Credit Agreement is LIBOR plus a margin ranging from 1.50% per annum to 2.50% per annum, or a base rate plus a margin ranging from 0.50% per annum to 1.50% per annum, calculated according to the net leverage ratio of FTD Companies, Inc. and its subsidiaries.

As compared to the 2013 Credit Agreement, the Amended and Restated Credit Agreement contains certain changes with respect to financial covenants, including (1) adjustments to the covenant requiring maintenance of a maximum Net Leverage Ratio (total funded indebtedness (with certain exclusions) to Consolidated Adjusted EBITDA (as defined)) of 3.75 to 1.0 (with certain step-downs), to provide for the ability to increase the ratio for up to four quarters following future material acquisitions, and (2) the addition of a covenant requiring maintenance of a minimum Consolidated Fixed Charge Coverage Ratio ((x) Consolidated Adjusted EBITDA less taxes paid, less certain capital expenditures, less dividends paid, less certain subordinated debt prepayments, to (y) cash interest expenses, plus scheduled principal payments) of at least 1.25 to 1.0 in place of the prior covenant requiring maintenance of a minimum Interest Coverage Ratio.  In connection with the Transaction and the Term Loan, the

Amended and Restated Credit Agreement also adjusts certain affirmative and negative covenants as compared to the 2013 Credit Agreement to account for the Company following the Transaction.

Also on September 19, 2014, FTD drew the Term Loan, the proceeds of which were used to repay a portion of outstanding revolving loans under the Amended and Restated Credit Agreement.  The Amended and Restated Credit Agreement provides limited conditions to the commitment of the Lenders to advance the Acquisition Advance, including, without limitation, (i) the contemporaneous closing of the Transaction on the terms and conditions set forth in the Stock Purchase Agreement, (ii) the absence of a Company Material Adverse Effect (as defined in the Stock Purchase Agreement) with respect to Provide Commerce and its domestic subsidiaries since the date of the Stock Purchase Agreement, (iii) the joinder of Provide Commerce and its domestic subsidiaries as guarantors under the Amended and Restated Credit Agreement, and (iv) the Administrative Agent having a perfected lien and security interest on the assets of Provide Commerce and its domestic subsidiaries as described in the Amended and Restated Credit Agreement.

Repayment of the Term Loan, the Acquisition Advance and all other revolving loans under the Amended and Restated Credit Agreement must be made on or prior to September 19, 2019.  In addition, the Term Loan is subject to quarterly amortization payments in an amount equal to 2.5% of the original principal amount of the Term Loan and customary mandatory prepayments with (i) proceeds of assets sales and recovery events, (ii) proceeds of certain debt issuances, (iii) proceeds of certain extraordinary receipts and (iv) a portion of Consolidated Excess Cash Flow (as defined) (Consolidated Adjusted EBITDA (giving effect to working capital and other specified adjustments) less certain payments for interest, principal, taxes, capital expenditures, acquisitions, and other specified items) for any fiscal year in which maximum net leverage ratio exceeds 3.50 to 1.0.

The foregoing description of the Credit Agreement Amendment, including the Amended and Restated Credit Agreement, is qualified in its entirety by reference to the Credit Agreement Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement Amendment is hereby incorporated by reference into this Item 2.03.

Cautionary Information Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity.  Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements.  These forward-looking statements include, but are not limited to, statements regarding potential acquisitions, including the planned acquisition of Provide Commerce; statements regarding expected synergies and benefits of the planned acquisition of Provide Commerce; expectations about future business plans, prospective performance and opportunities; statements regarding regulatory approvals; statements regarding the expected timing of the completion of the planned acquisition of Provide Commerce; and statements about our strategies.  Potential factors that could affect these forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements; the risk that the necessary stockholder approval may not be obtained; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; the risk that the proposed transaction will not be consummated in a timely manner; risks that any of the closing conditions to the proposed transaction may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the proposed transaction; failure to realize the benefits expected from the proposed transaction; failure to promptly and effectively integrate the acquisition; and the effect of the announcement of the proposed transaction on the ability of FTD and Provide Commerce to retain customers and retain and hire key personnel, maintain relationships with suppliers, and on their operating results and businesses generally, as well as the factors disclosed in the Company’s filings with the Securities and Exchange Commission, including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted.  Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information

FTD will solicit the required approval of its stockholders in connection with the planned acquisition of Provide Commerce by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (SEC) filing and review process.  The proxy statement will contain information about FTD, Provide Commerce, the proposed transaction and related matters.  FTD stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction.  In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary.

Participants in Solicitation

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction.

Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
10.1

First Amendment to Credit Agreement, dated as of September 19, 2014, among FTD Companies, Inc., Interflora British Unit, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTD COMPANIES, INC.

Dated: September 22, 2014	By:	/s/ Becky A. Sheehan
		Name:	Becky A. Sheehan
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

First Amendment to Credit Agreement, dated as of September 19, 2014, among FTD Companies, Inc., Interflora British Unit, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent for the lenders.